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                                                                  EXHIBIT 11.1

                               WEEKS CORPORATION
               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
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                                                   THREE MONTHS   Three Months   SIX MONTHS    Six Months
                                                      ENDED         Ended         ENDED          Ended
(In thousands, except per share data)              JUNE 30,1996  June 30,1995  JUNE 30, 1996  June 30, 1995
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Weighted average number of common
 shares outstanding                                    11,156         7,675         11,156          7,675
Dilutive effect of outstanding stock options
 (determined under the Treasury Stock Method)              --            --             --             --
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Weighted average number of common
 and common equivalent shares outstanding              11,156         7,675         11,156          7,675
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Net income                                            $ 3,092        $2,111        $ 6,193         $4,178
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Per share data:
 Net income per share                                 $  0.28        $ 0.28        $  0.56         $ 0.54
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